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                                                                   Exhibit 10.25


July 21, 1997


Mr. Jim Buchanan


Dear Jim:

I am very pleased to offer you the position of VP of Marketing and Sales. Your annual base salary will be $170,000.00. In addition, you will be eligible for the following:

1.    Monthly car allowance of $650.00.
2. 100,000 Stock Options at the market value price as of Monday, July 28, 1997.
3. Signing bonus equal to one time Hadco staying bonus on 1/1/98 of $133K. Half will be paid January 1998 and half will be paid February 1998 (2Q98/3Q98).
4. Per our 1998 Business Plan, which will be approved 7/31/97, total incentive bonus for 1998 will be $50K divided between Volume Revenue Attainment, Quick Turn Revenue Attainment, and Gross Margin Attainment.
5.    Four (4) weeks vacation.
6.    401K Plan at 50% match.
7. Medical dental, and life insurance coverage for you and your eligible dependents as of your first day of employment.

If, during the first 12 months of employment should you be terminated, for any reason except causes related to criminal activity or ethical misconduct, you will receive twenty-four (24) months of base salary from the date of termination.

I believe you would be a great asset to C3 and I look forward to working with you in the near future. Feel free to call me with any questions, I can be reached at 232-9175.

Sincerely,

/s/ Rick McNamee

Rick McNamee
President and CEO


/s/ Jim Buchanan        7/28/97
Jim Buchanan    Date